UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2021

LIMBACH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36541	46-5399422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 Waterfront Place, Suite 201, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 359-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	LMB	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2021, Limbach Facility Services LLC (the “Borrower”), Limbach Holdings LLC (the “Intermediate Holdco”) and the direct and indirect subsidiaries of the Borrower from time to time included as parties to the agreement (the “Guarantors”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Borrower, Intermediate Holdco, Guarantors, the lenders party thereto from time to time, Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation (collectively, “Wintrust”), as administrative agent and L/C issuer, Bank of the West as documentation agent, M&T Bank as syndication agent, and Wintrust as lead arranger and sole book runner.

In accordance with the terms of the Credit Agreement, Lenders provide to Borrower (i) a $30,000,000 senior secured term loan (the “Term Loan”); and (ii) a $25,000,000 senior secured revolving credit facility with a $5,000,000 sublimit for the issuance of letters of credit (the “Revolving Loan” and, together with the Term Loan, the “Loans”).

Proceeds of the Loans will be used to refinance certain existing indebtedness, finance working capital and other general corporate purposes and fund certain fees and expenses associated with the closing of the Loans.

The Revolving Loan bears interest, at the Borrower’s option, at either LIBOR (with a 0.25% floor) plus 3.5% or a base rate (with a 3.0% floor) plus 0.50%, subject to a 50 basis point step-down based on the ratio between the senior debt of Limbach Holdings, Inc. (the “Company”) and its subsidiaries to the EBITDA (earnings before interest, income taxes, depreciation and amortization) of the Borrower and its subsidiaries for the most recently ended four fiscal quarters (the “Senior Leverage Ratio”). The Term Loan bears interest, at the Borrower’s option, at either LIBOR (with a 0.25% floor) plus 4.0% or a base rate (with a 3.0% floor) plus 1.00%, subject to a 50 (for LIBOR) or 75 (for base rate) basis point step-down based on the Senior Leverage Ratio.

Borrower shall make principal payments on the Term Loan in $500,000 installments on the last business day of each month commencing on March 31, 2021 with a final payment of all principal and interest not sooner paid on the Term Loan due and payable on February 24, 2026. The Revolving Loan shall mature and become due and payable by the Borrower on February 24, 2026.

The Loans are secured by (i) a valid, perfected and enforceable lien of the Administrative Agent on the ownership interests held by each of the Borrower and Guarantors in their respective subsidiaries; and (ii) a valid, perfected and enforceable lien of the Administrative Agent on each of the Borrower and Guarantors’ personal property, fixtures and real estate, subject to certain exceptions and limitations. Additionally, the re-payment of the Loans shall be jointly and severally guaranteed by each Guarantor.

The Credit Agreement contains representations and warranties, covenants and events of default that are customary for facilities of this type, as more particularly described in the Credit Agreement.

Borrower and its affiliates maintain various commercial and service relationships with certain members of the syndicate and their affiliates in the ordinary course of business.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion of the Credit Agreement set forth above in Item 1.01, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 25, 2021, the Company issued a press release announcing that it entered into the Credit Agreement. A copy of such press release is furnished as Exhibits 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1*	Credit Agreement among Limbach Facility Services LLC, Limbach Holdings LLC, the guarantors party thereto from time to time, the lenders party thereto from time to time, Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation (collectively, “Wintrust”), as administrative agent and L/C issuer, Bank of the West as documentation agent, M&T Bank as syndication agent, and Wintrust as lead arranger and sole book runner.
99.1	Press Release issued February 25, 2021 (furnished herewith)

* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMBACH HOLDINGS, INC.

By:	/s/ Jayme L. Brooks
Name:	Jayme L. Brooks
Title:	Chief Financial Officer

Dated: February 25, 2021